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               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

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AMRITA SINHA, Derivatively and on behalf of      :
Digex, Inc.,                                     :
                                                 :
                  Plaintiff,                     :     CIVIL ACTION NO. 18391-NC
                                                 :
               v.                                :
                                                 :
DAVID C. RUBERG, PHILIP A. CAMPBELL,             :
JOHN C. BAKER, GEORGE F. KNAPP,                  :
MARK K. SHULL, ROBERT M.                         :
MANNING, AND INTERMEDIA                          :
COMMUNICATIONS, INC.,                            :
                                                 :
                  Defendants,                    :
                                                 :
              and                                :
                                                 :
DIGEX, INC.;                                     :
              Nominal Defendant.                 :
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                              DERIVATIVE COMPLAINT

          Plaintiff, by her attorneys, allege upon personal knowledge as to her own acts and upon information and belief as to all other matters, as follows:

          1. Plaintiff brings this action derivatively on behalf of Digex, Inc. ("Digex" or the "Company") for injunctive and other relief. Plaintiff seeks injunctive relief herein, inter alia, to enjoin the implementation of a transaction whereby WorldCom Inc. ("WorldCom") has agreed to buy defendant Intermedia Communications, Inc. ("Intermedia"), the 54% owner of Digex, for approximately $6 billion in stock and debt in order to gain control of Digex and to enjoin the agreement to waive Section 203 of Delaware General
Corporation Law. Intermedia had put Digex up for sale and had received several offers, including one offer from Exodus Communications, Inc.
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("Exodus") to purchase Digex for $120 per share, representing a significant premium for Digex stock, which had been trading in the mid-$80 range. However, Intermedia refused to sell Digex alone and insisted that buyers acquire Intermedia instead, thereby usurping Digex's corporate opportunity for itself. Intermedia and Digex's Board of Directors, half of whom are also Intermedia Board members, suffer from a conflict of interest and divided loyalties and have breached their fiduciary duty of loyalty to Digex by permitting Intermedia to usurp Digex's corporate opportunity, approving the WorldCom transaction and approving a waiver of Section 203 of the Delaware General Corporation Law against the recommendation of Digex's special committee.

                                    PARTIES

     2. Plaintiff is a shareholder of Digex and has been a shareholder during the period when defendants breached their duties and committed the acts alleged herein.

     3. Nominal Defendant Digex is a Delaware corporation with principal executive offices located at One Digex Plaza, Beltsville, Maryland 20705. Digex provides website hosting services to businesses and organizations implementing complex, interactive websites and web-based applications.

     4. Defendant Intermedia is a Delaware corporation with principal executive offices located at One Intermedia Way, Tampa, Florida 33647. Intermedia provides integrated communications services, including local, long distance, high-speed data and Internet services, to business and government customers. Intermedia owns approximately 54% of Digex's outstanding shares and controls approximately 94.2% of the voting interest in Digex. Intermedia also controls the Digex Board of Directors through its ownership and voting interest.

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     5. Defendant David C. Ruberg is the Chairman of Digex's Board of Directors.
He is also Chairman of Intermedia's Board of Directors and Intermedia's
President and Chief Executive Officer.

     6. Defendant Philip A. Campbell is a Director of Digex and a Director of Intermedia.

     7. Defendant John C. Baker is a Director of Digex and a Director of Intermedia.

     8. Defendant George F. Knapp is a Director of Digex and a Director of Intermedia.

     9. Defendant Mark K. Shull is a Director of Digex and the President and Chief Executive Officer of Digex.

     10. Defendant Robert M. Manning is a Director of Digex and the Chief Financial Officer of Intermedia.

                            SUBSTANTIVE ALLEGATIONS

     11. Digex provides storage for corporate websites, and its clients include Ford Motor Co., J.P. Morgan & Co., and Martha Stewart Living Omnimedia Inc. Intermedia sells basic phone and Internet services, and faces stiff competition from BellSouth Corp. in its primary markets.

     12. In July, 1997, Intermedia bought Digex for approximately $150 million cash, and thereafter sold Digex stock to the investing public in July, 1999 and again in February, 2000. Intermedia currently owns approximately 54% of Digex's outstanding shares and controls approximately 94.2% of the voting interest in Digex. As the majority shareholder of Digex, Intermedia owes a fiduciary duty of loyalty to Digex and its minority shareholders.

     13. Digex stock has significantly outperformed Intermedia. As recently as August 3, 2000, Digex stock jumped 13% after Digex raised revenue projections for 2000 and 2001.



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Specifically, Digex announced that second quarter 2000 sales more than tripled, and Digex raised its 2000 sales projections by 10% to $165 million for 2000 and $300 million for 2001, compared to less than $60 million in 1999 sales. Intermedia stock, by contrast, has dropped 41% this year, and it announced in July that its 2000 sales would be 10% to 15% lower than analyst expectations. Intermedia stock dropped again after that announcement, trading in the high teens for most of August 2000. Intermedia was privately considering several options, including filing for bankruptcy.

     14. As a result of the decline in the market price of Intermedia's stock and the upswing in the market price of Digex stock, as well as Intermedia's approximately $2.4 billion in debt, the market capitalization of Intermedia as a whole ($1.2 billion), was significantly less than Intermedia's stake in Digex ($3.3 billion).

     15. Intermedia hired investment banker Bear, Stearns & Co. to explore options for Digex, including a sale, and thereafter put up Digex for sale. During the auction, Directors Reich and Jalkut were named to a special committee to protect the rights of Digex's minority shareholders. By late August 2000, Digex began receiving bids, at least one of which valued Digex at approximately $8.5 billion. Exodus offered about $120 per share and Global Crossing Ltd. made a three-way bid for Intermedia and Digex. Intermedia had sold stakes in itself to various entities, including Kohlberg Kravis Roberts & Co. which purchased a 12.7% stake in Intermedia. These outside investors in Intermedia stood to lose virtually all of the value of their investments if Intermedia sold Digex to a third party.

     16. Intermedia's Board rejected all of the offers for Digex. To rescue Intermedia from its financial woes and to provide its investors with the benefit of the value of Digex, Intermedia refused to sell Digex alone and insisted that buyers acquire Intermedia instead. WorldCom wanted to buy Intermedia but needed Digex's Board to approve the transaction, including an agreement to

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waive Section 203 of Delaware General Corporation Law -- "Business combinations with interested stockholders" ("Section 203"). Section 203 is intended to protect minority shareholders by discouraging acquisitions of control by anyone without the approval of the issuer's Board -- in this case, Digex's Board. Without this waiver, WorldCom would not be able to do certain transactions with Digex for a three-year period, including combining assets with Digex. Digex's special committee of Directors Reich and Jalkut recommended against and voted against granting the waiver of Section 203. Prior to the vote on the waiver, Directors Reich and Jalkut had made a recommendation to the Digex Board that any sale to WorldCom be delayed and that Digex solicit bids from other companies. Although the special committee's recommendation on whether to waive
Section 203 is usually accepted because the special committee provides an independent and objective opinion, in a highly unusual move, the Digex Board went against the advice of the special committee and agreed to waive Section 203, clearing the way for WorldCom's acquisition of Intermedia and ending the chance of the sale of Digex and a takeover premium for Digex's minority shareholders. Digex's Board's rejection of the special committee's recommendation is an extremely rare occurrence and as a matter of practice, a special committee's recommendation is virtually always followed.

     17. On September 5, 2000, Intermedia and WorldCom jointly announced that the Boards of Intermedia, WorldCom and Digex has each approved a definitive merger agreement whereby WorldCom would acquire all of the outstanding shares of Intermedia common stock for $39 in WorldCom common stock, subject to a collar (the "Merger"). The Merger represents a 70% premium for Intermedia shares based on the closing price before the announcement.


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     18.  Following the announcement of the Merger agreement with WorldCom --
which the Digex Board had approved -- the media reported that Intermedia had rejected Exodus' $120 per share offer for Digex alone.

     19. The Merger offers no benefit for Digex or its shareholders but strips Digex of its true value and corporate opportunity to sell itself for its true value. Digex's minority shareholders will remain minority shareholders of Digex. Upon the Merger announcement, Digex common stock fell from $84.50 per share to $67.875 per share on September 5, 2000.

     20. Kohlberg Kravis Roberts & Co., which had a 12.7% interest in Intermedia acquired for a $200 million investment, which was convertible at $36 per share, will break even in the WorldCom acquisition of Intermedia.

     21. Intermedia, acting through and/or with the support of the individual defendants, has appropriated for itself the true value of and corporate opportunity belonging to Digex and reaps the benefits of a transaction that, in reality, represents WorldCom's acquisition of control over Digex, all at the expense and to the detriment of Digex and its minority shareholders. The only reason for WorldCom to do the Merger at all is to acquire Digex.


                                CLAIM FOR RELIEF

     22. The individual defendants, as directors of Digex who hold their positions only at the pleasure of Intermedia, and Intermedia, as the majority shareholder of Digex, have a fiduciary duty of loyalty to Digex and are required to maintain and preserve Digex's corporate opportunities for the benefit of Digex alone. Defendants, however, suffering from disabling conflicts of interest and divided loyalties, have breached their fiduciary duty by (1) permitting Intermedia to usurp Digex's corporate opportunity by requiring WorldCom to buy Intermedia instead of Digex when


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Digex was the acquisition target and was itself up for sale; and (2) by agreeing to waive Section 203 against the advice of Digex's special committee.

                             DERIVATIVE ALLEGATIONS


          23. Plaintiff brings this action derivatively for the benefit of Digex to redress injuries suffered and to be suffered by Digex as a direct result of the breach of fiduciary duty of loyalty by defendants.

          24. Plaintiff has owned Digex common stock during the wrongful course of conduct by defendants alleged herein and continues to own Digex common stock.

          25. Plaintiff will adequately and fairly represent the interests of Digex and its shareholders in enforcing and prosecuting their rights and have retained counsel competent and experienced in stockholders' derivative litigation.

                 DEMAND ON THE DIGEX BOARD IS EXCUSED AS FUTILE

          26. Plaintiff has not made demand on the Digex Board to bring suit asserting the claims set forth herein because Intermedia controls the Board of Digex whose members sit on the Board solely at the pleasure of Intermedia and Intermedia has obtained the benefit of the improper conduct alleged herein. In fact, in order for Intermedia's wrongful conduct to succeed Intermedia caused the Digex Board to agree to waive Section 203 against the advice of the special committee. A majority of Digex's directors suffer from conflicts of interest and dividend loyalties which preclude them from exercising independent business judgment. Four of Digex's directors -- defendants Ruberg, Campbell, Baker and Knapp -- are also directors of Intermedia. Defendant Ruberg is Chairman of both Intermedia's Board and Digex's Board. Defendant Shull is a director of Digex and the Chief Financial Officer of Intermedia. Demand on defendants would be futile and useless because the Digex Board approved the WorldCom merger and agreed to waive Section 203,




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permitting their loyalty to Intermedia to supersede their fiduciary duty of loyalty to Digex. Such action, motivated by conflict of interest and divided loyalty was not the product of sound or independent business judgment and is not protected from judicial scrutiny. Under these circumstances, defendants could not be expected to sue Intermedia or themselves.

     WHEREFORE, plaintiff prays for judgment and relief as follows:

     A. Declaring that the individual defendants, as directors of Digex, and Intermedia, as majority shareholder, have breached their fiduciary duty of loyalty to Digex;

     B. Preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with or implementing the Merger;

     C. Rescinding the Digex Board's waiver of Section 203 and ordering the appointment of an independent Board of Directors for Digex;

     D. In the event the Merger is consummated, rescinding it and setting it aside and/or imposing a constructive trust upon the proceeds received by Intermedia;

     E. Awarding Digex its damages caused by defendants' breach of fiduciary duty and Intermedia's usurpation of Digex's corporate opportunity;

     F. Awarding Digex the benefits defendants received from their improper conduct;

     G. Awarding plaintiff her costs and disbursements and reasonable allowances for plaintiffs' counsel's and experts' fees and expenses; and


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          H. Granting such other and further relief as may be just and proper.


Dated: October 4, 2000                 CHIMICLES & TIKELLIS LLP

                                       /s/ PAMELA S. TIKELLIS
                                       ________________________________
                                       Pamela S. Tikellis
                                       Robert J. Kriner, Jr.
                                       Timothy R. Dudderar
                                       One Rodney Square
                                       Wilmington, Delaware 19899
                                       (302) 656-2500

                                       Attorneys for Plaintiff
OF COUNSEL:

Wolf, Haldenstein, Adler, Freeman & Herz, LLP
270 Madison Avenue
New York, NY 10016
(212) 545-4600

Law Offices of Bruce G. Murphy
265 Llwyds Lane
Vero Beach, Florida 32963
(561) 231-4202








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